Exhibit 10.8

English Summary of a lease agreement dated September 19, 2000 (the Lease) by and between the Technologiepark Heidelberg II GmbH & Co. KG (the Landlord) and Affimed Therapeutics AG (the Tenant), as amended by supplements to the Lease dated February 13, 2002; September 26, 2002; February 15, 2005; November 30, 2006; March 29, 2007; April 22, 2008; May 20, 2009 and February 24, 2010, by and between Heidelberg II GmbH & Co. KG and Affimed.

•	Leased Property: the Tenant leases from the Landlord premises (the Premises) of 1,207.39 square meters (including 68.34 square meters of common area) in the Heidelberg Technology Park. In addition, the Tenant leases 17 parking spaces of which 13 are in the Premises’ underground car park and 4 parking spaces are in the area of the Technology Park. The Landlord does not own the property, but holds a ground lease and is entitled to build, run and lease the Technology Park.

•	Term: The initial term was five years beginning March 1, 2002. Thereafter, the Lease extends for renewal terms of 24 months, unless terminated by either party 12 months prior to the end of any such renewal term.

•	Deposit: The Tenant must provide a deposit, which amounts to EUR 48,000.

•	Permitted Use: The permitted use is for the development, production and sale of products and processes based on antibodies as well as services linked to these. A change or an extension of the permitted use requires a written permission by the Landlord. Furthermore, the Tenant is obliged to run a business, provided that at least 95% of such business’ revenues are subject to value-added tax.

•	Sublease: The Tenant is allowed to sublease the Premises with written permission by the Landlord and the owner, which in principle shall be granted. However, the Tenant shall assign its rights from the sublease to the Landlord and the Landlord additionally has the right to terminate the Lease in order to enter into a lease with the subtenant.

•	Rent: The monthly net rent is EUR 16,130.73 for the Premises and EUR 930.64 for the parking spaces. In addition, the Tenant has to pay monthly payments of EUR 4,829.56 for utility costs. The Tenant is required to pay value-added tax (19%). After the tenth year of the Lease (August 31, 2012) the Landlord is entitled to adjust the rent at his reasonable discretion in relation to the German consumer price index, which is fixed by the German Federal Statistical Office, if this index changes more than 10% compared to its value at the end of the tenth year.

•	Insurances: The Tenant is required to procure and maintain the following insurances: a general and a business liability insurance with adequate coverage, an insurance for objects brought to the premises and a business interruption insurance.

•	Termination: The Landlord may terminate the Lease without notice in case of the Tenant’s insolvency, violation of the permitted use or the obligation to run a business subject to value-added tax or in case the Tenant fails to provide its deposit on the due date. The statutory rights of both parties to terminate the Lease remain untouched. In case of termination for cause, the terminating party may seek compensation for its damages.

•	Modifications to leased Premises: The Tenant is permitted to effect modifications to the leased premises at its own cost and risk. Upon request of the Landlord the modifications have to be removed on termination of the Lease, unless agreed otherwise. Modifications, which have become an integral part of the building, remain within the premise; a compensation is granted for the remaining value.